EXHIBIT 10.1.6
TENTH AMENDMENT TO THE AMENDED AND RESTATED
KAYDON CORPORATION
EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN
          This Amendment, made this 18th day of November, 2008, by the duly authorized officers of Kaydon Corporation (“Employer”).
WITNESSETH:
          WHEREAS, Section 10.1 of the Kaydon Corporation Employee Stock Ownership and Thrift Plan (“plan”) as amended and restated on February 19, 2002, authorizes the Employer to amend the plan; and
          WHEREAS, the Employer wishes to amend the plan in order to change the eligibility and participation requirements for all Employees and add automatic payroll deductions for Participants who are not covered by a collective bargaining agreement with the Employer;
          WHEREAS, the Employer is required to amend the plan to reflect the final regulations under Code Section 415;
          WHEREAS, this Amendment is intended as good faith compliance with the requirements of Code Section 415 and is to be construed in accordance with the guidance issued thereunder; and
          WHEREAS, this Amendment supersedes the provisions of the plan to the extent those provisions are affected by or inconsistent with the provisions of this Amendment; and
          NOW, THEREFORE, the Employer amends the plan as follows:
     1. The first sentence of Section 2.7 is replaced by the following:
     “Effective January 1, 2009, an Employee is any persons employed by an Employer who receives compensation for personal services rendered to the Employer which is subject to withholding for federal income tax purposes, except nonresident aliens who do not receive any earned income (as defined in Code Section 911(d)(2)) from an Employer which constitutes United States source income (as defined in Code Section 861(a)(3)), Leased Employees, Temporary employees, interns or co-op student employees.”

     2. Section 3.1(a) is replaced in its entirety by the following paragraph:
     “(a) Eligibility Requirements. Effective January 1, 2009, an Employee shall be eligible to become an Active Participant on the first entry date after the Employee attains age 18 and completes one Hour of Service with the Employer.”
     2. The last sentence in the first paragraph of Section 3.2 is deleted and replaced by the following sentences:
     “Effective January 1, 2009, an Employee shall become an Active Participant on the first Entry Date after the Employee satisfies the eligibility requirements to participate in the plan. “Entry Date” means the first administratively feasible payroll period following satisfaction of the eligibility requirements. No prior or special rule under subsection (a) or (b) below shall apply after January 1, 2009 to the extent it would otherwise delay an Employee from becoming an Active Participant under the plan.”
     3. Section 4.4(g) is amended to add the following:
     “Effective January 1, 2008, Section 415 Compensation includes:
     (i) Elective Contributions. Elective contributions that are excluded from gross income by Code Sections 125, 132(f)(4), 402(g)(3) or 457;
     (ii) Deemed Section 125 Compensation. Elective contributions for payment of group health coverage that are not available to a Participant in cash because the Participant is unable to certify to alternative health coverage but only if the Employer does not request or collect information regarding the Participant’s alternative health coverage as part of the enrollment process for the group health plan;
     (iii) Compensation Paid after Employment Terminates. The following amounts provided they are paid by the later of 2 1/2 months after the Participant’s employment terminates or the end of the Limitation Year that includes the date of termination:
          (A) Regular Compensation. Regular compensation for services performed during the Participant’s regular working hours, or compensation for services performed outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments, provided they would have been made had the Participant continued in employment with the Employer;
          (B) Leave Cashouts. Payments made for unused accrued bona fide sick, vacation, or other leave that the Participant would have been able to use if employment had continued; or
          (C) Deferred Compensation. Payments made pursuant to a nonqualified unfunded deferred compensation plan that would have been paid at the same time had employment continued, but only to the extent the payment is includible in the Participant’s gross income;

     (iv) Salary Continuation. To the extent directed by the Administrator in a uniform and nondiscriminatory manner, salary continuation payments to:
          (A) Qualified Military Service. A Participant who does not currently perform services for the Employer due to Qualified Military Service to the extent the payments do not exceed the amounts the Participant would have received if services had continued to be performed rather than entering Qualified Military Service; or
          (B) Disability. A Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)) for a fixed or determinable period; and
     (v) Amounts Paid in Next Plan Year. The Administrator may elect to include amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates, provided the amounts are paid during the first few weeks of the next Limitation Year, the amounts are included on a uniform and consistent basis with respect to all similarly situated employees, and no amount is included in more than one Limitation Year.”
     4. Section 4.5 is amended to read as follows:
     “4.5 Excess Additions. Effective January 1, 2008, the following rules shall apply to Excess Additions.
     (a) Before Contribution. If the Annual Additions limitation will be exceeded for a Participant, the Employer Contribution for the Plan Year may be reduced before payment to the Trustee to the maximum amount permitted under Section 4.4.
     (b) After Contribution. If the Annual Additions limitation under Section 4.4 is exceeded for a Plan Year, the Employer will follow the requirements of the Employee Plans Compliance Resolution System (EPCRS) or any successor procedures issued by the Internal Revenue Service to correct the excess Annual Addition.”
     5. The following sentence is added to the end of Section 5.1(a)(iv):
     “Notwithstanding anything in this section or the plan to the contrary, effective January 1, 2008, for purposes of determining Elective Contributions, the contributions corresponding to a Participant’s payroll deductions may only apply against amounts that are, or could be, considered compensation under Code Section 415(c)(3) and Regulations Section 1.415(c)-2.”
     6. Section 5.2(a) is amended to add subsection (iv) below.
     “(iv) Automatic Payroll Deductions. Effective January 1, 2009, the Compensation of each Employee who is eligible to become an Active Participant and is not covered by the terms of a collective bargaining agreement shall be subject to automatic payroll deductions as provided below.
          (A) New Participants After December 31, 2008. The Compensation of each Employee who becomes eligible to participate after December 31,

2008 (including Employees rehired after this date) shall be reduced by 3% pretax payroll deductions, unless and until the Employee elects a higher or lower deduction rate or elects no payroll deduction. Automatic payroll deductions shall begin as soon as administratively feasible after the Employee becomes eligible to participate, but no earlier than 30 days after the Employee’s date of hire.
          (B) Existing Employees. The Compensation of each Employee who is not making Elective Contributions as of January 1, 2009 shall be reduced by 3% pretax payroll deductions, unless and until the Employee elects a higher or lower deduction rate or elects no payroll deduction. Automatic payroll deductions shall begin as soon as administratively feasible after January 1, 2009, but no earlier than 30 days after that date.
          (C) Automatic Payroll Deduction Notice. Within a reasonable period before automatic payroll deductions begin and before the first day of each Plan Year thereafter, the Employer must provide notice to each affected Employee describing the automatic payroll deduction and the Employee’s right to elect no payroll deduction or a different deduction rate, including the procedure for exercising that right and the timing for implementation of any such election.
     7. Section 5.7(c) is amended to read as follows:
     “(c) ADP Compensation. Effective January 1, 2009, ADP Compensation means the Employee’s compensation as defined in Code Section 414(s) and Regulations for the applicable Plan Year. In accordance with the Regulations, the Employer may elect to determine ADP Compensation for a Plan Year based on the calendar year ending within that Plan Year. ADP Compensation shall not exceed the Annual Compensation Limit.”

KAYDON CORPORATION By Debra K. Crane
/s/ Debra K. Crane
Its Vice President, General Counsel
and Secretary

And Anthony T. Behrman
/s/ Anthony T. Behrman
Its Vice President — Human Resources